Exhibit 10.7

FINAL VERSION

ALIGNMENT HEALTHCARE HOLDINGS, LLC

STOCK APPRECIATION RIGHTS PLAN

December 15, 2014

What’s the Stock Appreciation Rights Plan all about?

You have received, or you’ II soon be receiving, a personalized award letter under the Alignment Healthcare Holdings, LLC Stock Appreciation Rights Plan (as amended and restated from time to time, the “Plan”). The Plan was adopted by Alignment Healthcare Holdings, LLC to give our key Employees an incentive to help grow the value of the business of Alignment Healthcare Partners , LP, our holding company (the “Company”) , and to align the interests of our key Employees and the owners of the Company.

Awards under the Plan are stock appreciation rights (“SARs”), which are phantom equity interest s that allow our key Employees to share in the appreciation of our business above a certain threshold.

SAR awards are subject to a vesting schedule and are generally designed to pay out upon a Change of Control or IPO.

What’s a Stock Appreciation Right or SAR?	Each SAR award represents the right to receive cash equal to the excess of (x) the aggregate fair market value of a portion of the equity interests of Alignment Healthcare Holdings, LLC, over (y) the aggregate applicable “strike price” threshold for those SARs, if the conditions set forth in the Plan have been satisfied.

The SARs give you a phantom ownership interest, but do not give you voting rights or an actual equity ownership interest in the Company or any of its affiliates.

You’ve said that the SARs Share in appreciation above Certain “strike price” Thresholds: how is the strike Price measured?	The “strike price” for the SARs is the starting point for measuring appreciation. The initial strike price for each SAR grant is the fair market value of the Company’s business as of the date of grant, which for grants made in December 2014 is $66,335,106. The strike price will be adjusted from time to time based on the capital invested by, and preferred returns to, holders of the Company’s equity. (This can be a complicated calculation because the Company has different classes of equity.)

Of course, this is a very simplified explanation and there are many other rules which might become applicable. Moreover, this simplified discussion does not take into account what happens if new equity is issued at some future date.

Suppose the value of the Company’s business goes down?	If the value of the Company’s business as of the time of payment does not exceed the strike price, then you will not receive any payments for your SARs because the SARs will have no value. We hope that doesn’t happen — the Plan is designed to motivate you to help drive the future growth of the Company’s business and reward you for that value creation.

Do I have to pay for my SARs at grantor exercise?	No. You do not have to pay to receive your grant of SARs.

Can I lose my SARs?	Yes. You will not receive any payments for your SARs if neither a Change of Control nor an IPO (each as defined in Appendix A) occur on or before December 31, 2024.

In addition, the SARs are subject to a vesting schedule in order to encourage loyalty to the Company and effort to grow the business. You will ultimately receive value only from your vested SARs; under certain circumstances — for example, if you quit — unvested SARs will be forfeited. And, as stated above, if a Change of Control or IPO has not Occurred by December 31, 2024, even your vested SARs will be forfeited.

What is the vesting schedule for my SARs?	Unless otherwise provided under your award letter, your SARs will vest in accordance with the following schedule:

•  80% of your SARs will be designated as “Time-Vesting SARs,” and. will become vested as follows, subject to your continuous employment with the Company or an affiliate through the applicable vesting date:

	Vesting Date	Additional Percentage of all SARs Vested

	First anniversary of the Date of Grant	20%

	Second anniversary of the Date of Grant	20%

	Third anniversary of the Date of Grant	20%

	Fourth anniversary of the Date of Grant	20%

•  200% of your SARs will be designated as “Transaction-Vesting SARs” and will become fully vested upon a Change of Control, subject to your continuous employment with the Company or an affiliate through the effective date of such Change of Control.

Will my unvested SARs become vested upon a Change of Control?	Yes. Subject to your continuous employment with the Company or an affiliate through the effective date of such Change of Control, 100% of your Time-Vesting SARs and 100% of your Transaction-Vesting SARs will become vested as of such date.

Will my unvested SARs become vested Upon an IPO?	Potentially, your SARs could become partially vested upon an IPO. Subject to your continuous employment with the Company or an affiliate through the effective date of such IPO, a percentage of your then-unvested Time-Vesting SARs will become vested. The vested percentage shall be determined in the discretion of the Board based on the proceeds received by the “sponsor” investors of Alignment Healthcare Partners, LP, and could be zero.

After giving effect to the vesting percentage described above, the rest of your unvested SARs will remain outstanding following the IPO, and will remain subject to the normal vesting schedule. So, your unvested SARs can still vest if you satisfy the applicable service conditions after the IPO. SARs which vest after the IPO, as applicable, will be automatically settled and paid in cash within 30 days following the applicable vesting date.

When do the SARs become payable?	Your SARs will be automatically settled and paid only upon the earlier of a Change of Control or IPO (each as defined in Appendix A), provided that such event occurs on or before December 31, 2024, but your SARs will become payable upon such event only to the extent the SARs are vested at that time.

Are there circumstances where payment for my SARs will be delayed?	Yes. In the sole discretion of the Board of Directors of Alignment Healthcare Holdings, LLC (the “Board”), payment for your SARs may be delayed (i) so that you are paid at the same time that equityholders are paid in connection with a Change of Control, or (ii) in order to reflect any restrictions that apply to trading by Employees following an IPO.

What adjustments may the Board make to my award?	If there is a sale or other extraordinary distribution (whether in the form of cash, units, securities or other property), capital contribution, recapitalization, reorganization, merger, consolidation, equity issuance, or other unusual event or transaction (including changes to capital structure and acquisitions and dispositions of businesses of the Company) that affects the SARs or the equity interests of the Company or Alignment Healthcare Holdings, LLC, the Board may make changes to the number of SARs subject to your award, or to other terms of your award (including the strike price and performance goals), to equitably reflect the event and preserve the intended benefits of your award. The Board may also provide for a cash payment in consideration for the cancellation of your SAR.

Will I receive cash or equity securities for my SARs?	It is intended that you will receive cash for your vested SARs (i.e., the value of appreciation above the applicable strike price) when they are settled upon a Change of Control. The Board may, however, determine to settle any of your SARs in the form of cash or Marketable Securities.

In connection with an IPO, you will receive shares of the publicly traded company equity for your vested SARs. The Board may, however, determine to settle any of your SARs in the form of cash or Marketable Securities.

Will I be taxed when I first get the SARs or when I vest?	No. You will be taxed only when your SARs are settled, on the dates set forth in this Plan.

What tax rate will apply?	All payments you receive in settlement of your SARs will be taxable at ordinary income tax rates and will be subject to applicable tax withholding.

What happens if my employment terminates?	It depends on when and why your employment terminates.

• Termination for Cause:

If, at any time, you are discharged by your employer for Cause (as defined in Appendix A), then 100% of your SARs shall be automatically cancelled on the date your termination of employment without payment.

• Termination due to Death or Disability.

If your employment terminates due to your death or you are discharged by your employer due to your Disability (as defined in Appendix A), then 100% of your unvested Transaction-Vesting SARs and 100%, of your unvested Time-Vesting SARs shall be automatically cancelled on the date your termination of employment without payment.

• Termination without Cause.

If you are discharged by your employer without Cause then (A) the Company shall have the right to buy out 100% of your vested Time-Vesting SARs and 100%, of your Transaction-Vesting SARs at Fair Market Value (as defined in Appendix A) as of the date your termination of employment; and (B) your unvested Time-Vesting SARs and Transaction-Vesting SARs shall be automatically cancelled on the date your termination of employment without payment.

• Resignation.

If you resign prior to the first anniversary of the date of grant of your SARs, then 100%, of your SARs shall be automatically cancelled on the date your termination of employment without payment.

If you resign on or after the first anniversary but prior to the third anniversary of the date of grant of your SARs, then (A) the Company shall have the right to buy out 50% of your vested Time-Vesting SARs and 50% of your vested Transaction-Vesting SARs for the lower of (x) its Fair Market Value on the date of your termination and (y) its Fair Market Value on the date the Company exercises its buy out right; and (B) 100% of your unvested Transaction-Vesting SARs, 50% of your vested Time-Vesting SARs, 50%, of the vested Transaction-Vesting SARs and 100% of the unvested Time-Vesting SARs shall be automatically cancelled on the date your termination of employment without payment.

If you resign on or after the third anniversary but prior to the fifth anniversary of the date of grant of your SARs, then (A) the Company shall have the right to buy out 50% of your vested Time-Vesting SARs and 50% of the vested Transaction-Vesting SARs for the lower of (x) its Fair Market Value on the date of your termination and (y) its Fair Market Value on the date the Company exercises its buy out right; and (B) 50% of your vested Time-Vesting SARs, 50% of the vested Transaction-Vesting SARs, 100% of the unvested Transaction-Vesting SARs and 100% of the unvested Time-Vesting SARs shall be automatically cancelled on the date your termination of employment without payment.

If you resign on or after the fifth anniversary of the date of grant of your SARs, then (A) the Company shall have the right to buy out 75% of your vested Time-Vesting SARs and 75% of your vested Transaction-Vesting SARs for the lower of (x) its Fair Market Value on the date of your termination and (y) its Fair Market Value on the date the Company exercises its buy out right; and (B) 25% of your vested Time-Vesting SARs, 25% of your vested Transaction-Vesting SARs, 100%, of your unvested Transaction-Vesting SARs and 100% of your unvested Time-Vesting SARs shall be automatically cancelled on the date your termination of employment without payment.

How does the Company’s buy out right work?	The Company’s buy out right as described above will generally last for 12 months following your termination of employment; however, if your employment terminates due to your resignation, then the Company’s buy out right may be exercised at any time following your resignation.

If the Company elects to exercise its buy out right, it will provide you with written notice of its election, and such notice will include the applicable purchase price for your bought-out SARs.

You will be required to deliver a release of claims with respect to any claims arising out of or related to the bought-out SARs and your capacity as a SAR holder. You will also be required to represent and warrant that your bought-out SARs are free and clear of any liens and that you are the sole beneficial and record owner of the bought-out SARs.

For the avoidance of doubt, all of your rights, title and interest in any bought-out SAR will terminate automatically without any further action required by any person upon payment of the relevant purchase price.

The Company may assign or designate its right to buy out your vested SARs to another affiliate, entity or person (including Alignment Healthcare Holdings, LLC).

How will I be paid if the Company buys out my vested SARs?	If the Company exercises its right to buy out your vested SARs upon your termination of employment, the Company will pay the applicable repurchase price to you either in cash (by check or wire transfer) or by way of a promissory note. (However, if your employment terminates due to your death, any repurchase price would be payable in cash only).

If a promissory note is issued to you, the note will provide that the repurchase price is payable in 24 monthly installments of principal and accrued interest. Interest will accrue on the unpaid balance at the rate equity to the national prime rate as reflected by The Wall Street Journal on the date of such repurchase. The Company will have the right to prepay such note at any time and from time to time without penalty.

Generally, any repurchase price (whether in cash or promissory note) will be paid to you within 15 business days after notice of the Company’s exercise of its buy out right is provided to you. However, if the Company faces certain financial or contractual restrictions and cannot pay the repurchase price to you within such time frame, then payment will be made to you within 15 business days after the first business day upon which such restrictions lapse.

What if the Company doesn’t elect to buy out my vested SARs, or such buy out right doesn’t apply?	If the Company doesn’t exercise its right to buy out your vested SARs upon your termination of employment, or if such buy out right doesn’t apply, then you will be able to keep your vested SARs until the earliest of

(i) the 12-month anniversary of your termination of employment;

(ii) the settlement of your SARs in connection with any Change of Control or IPO that occurs on or prior to the 12-month anniversary of your termination of employment; and

(iii) December 31, 2024.

If no Change of Control or IPO occur by the earlier of the 12-month anniversary of your termination of employment or December 31, 2024, then your vested SARs will be forfeited.

Am I subject to any restrictions by accepting my SAR award?	Yes, you will be subject to the following restrictions:

Noncompetition While Employed: During your period of employment with the Company and its affiliates, you shall not, directly or indirectly, without written approval by the Board, accept or perform any work, consulting, or other services for any other business entity or for remuneration of any kind. Without limiting the foregoing, during your period of employment with the Company and its affiliates, you shall not, directly or indirectly, without written approval by the Board, engage in activities or businesses (including, without limitation, owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) that are principally or primarily involved in holding, managing or acquiring investments in the healthcare industry or other similar business in which the Company or any of its affiliates is engaged (or so engage with, for or on behalf of any customer of the Company or any of its affiliates). Any passive ownership by you of not more than 2.0% of the outstanding equity securities of a publicly traded company shall constitute a violation of the foregoing restriction.

Corporate Opportunities: If you acquire knowledge of a business venture which may be a business venture or prospective business venture (“Corporate Opportunity”) in which the Company or its affiliates could have an interest or expectancy, or otherwise is exploiting any Corporate Opportunity, you shall promptly bring such opportunity to the Company and its affiliates. You shall not have the right to hold any such Corporate Opportunity for your own account or benefit (or for the account or benefit of your agents’, partners’ or affiliates’), or to recommend, assign or otherwise transfer or deal in such Corporate Opportunity with any person or entity other than the Company and its affiliates.

Nonsolicitation of Employees: During your period of employment with the Company and its affiliates, and for a period of one year thereafter, you shall not, directly or indirectly, solicit, induce or encourage any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates or hire or attempt to hire any employee of the Company or its affiliates.

Nonsolicitation of Customers: During your period of employment with the Company and its affiliates, and for a period of one year thereafter, you shall not, directly or indirectly, use Confidential Information (as defined in Appendix A) to induce, attempt to induce or knowingly encourage any Customer (as defined below) of the Company or its affiliates to divert any business or income from the Company or its affiliates, or to stop or alter the manner in which it is then doing business with the Company or its affiliates. The term “Customer” with respect to the Company or its affiliates shall mean any individual or business firm that is, or within the prior 24 months was, a customer or client of the Company or its affiliates, or whose business was actively solicited by the Company or its affiliates at any time, regardless of whether such customer or client was generated, in whole or in part, by your efforts.

Nondisparagement: During your period of employment with the Company and its affiliates and thereafter, you shall not make any disparaging statement concerning the Company or its affiliates, or their respective predecessors and successors, or any of the current or former directors, employees, officers, managers, shareholders, partners, members, agents or representatives of any of the foregoing (the “Protected Persons”) to the extent such statement could be reasonably likely to damage the reputation and/or financial position of any of the Protected Persons. Notwithstanding the foregoing, the foregoing restriction shall not prevent or impair you from (i) testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested, (ii) making competitive-type statements that are normal and customary for the industry in the context of product or service comparisons and the like, or (iii) making good faith statements in the good faith performance of your duties for the Company or its affiliates.

Confidentiality. All Confidential Information that comes or has come into your possession by reason of your employment hereunder is the property of the Company and its affiliates and shall not be used except in the course of employment by the Company and its affiliates and for the exclusive benefit of the Company and its affiliates. Further, you shall not, during your employment or thereafter, disclose or acknowledge the content of any Confidential Information to any person who is not an employee of the Company and its affiliates authorized to possess such Confidential Information.

Return of Property. Upon termination of employment, you shall deliver to the Company and its affiliates all documents, writings, electronic storage devices, and other tangible things containing any Confidential Information and you shall not make or retain copies, excerpts, or notes of such information

What happens if I breach the above restrictive covenants?	If you breach any of the above restrictive covenants (or any other restrictive covenants pursuant to any agreement you have with the Company or its affiliates — such as covenants prohibiting you from competing with the business of the Company and its affiliates, soliciting employees, disclosing confidential information, etc.), then all of your SARs (whether vested or unvested) will be forfeited effective as of the date of such breach.

By accepting your SAR award, you acknowledge that the above restrictive covenants are reasonable and necessary to protect the continuing interests of the Company and its affiliates, and any violation of the above restrictive covenants will result in irreparable injury to the Company and its affiliates, the exact amount of which will be difficult to ascertain. You further acknowledge that the remedies at law for any such violation would not reasonably or adequately compensate the Company and its affiliates for such violation. Accordingly, by accepting your SAR award, you agree that if you violates any of the above restrictive covenants, in addition to any other remedy that may be available at law or in equity, the Company and its affiliates shall be entitled to specific performance and injunctive relief, without the necessity of proving actual damages or posting of a bond or other security.

What if, upon a Change of Control, my SAR payout subjects me to “golden parachute” excise taxes?	To the extent no stock of the Entity undergoing the Change of Control is then readily tradable on an established securities market or otherwise, any SAR payouts that could constitute an “excess parachute payment” within the meaning of the golden parachute tax rules under Section 280G of the Internal Revenue Code, or that would otherwise be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, or any similar federal or state law (an “Excise Tax”), shall be conditioned on stockholder approval in accordance with Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended.

If the stock of the Entity undergoing the Change of Control is then readily tradable on an established securities market or otherwise, and your SAR payout would be subject to the Excise Tax, then your SAR payout shall be reduced to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to you. However, if the amount you would receive on an after-tax basis (taking into account the Excise Tax) exceeds the after-tax value of such reduced amount, then no reduction will apply.

All determinations in applying the foregoing “golden parachute” rules will be made by the Company.

Can I sell my SARs?	No. The right to the SARs is personal to you. You may not sell or transfer them to other people.

Who determines awards and administers the Plan?	The Plan is administered by the Board. The Board has full discretion to interpret and administer the Plan, and its judgments are final.

Do I need to sign anything?	Yes. When you get your personal award letter you will be required to sign it, acknowledging that you have read it and this Plan.

Is the Plan funded?	No assets will be set aside in any trust or fund to satisfy the obligations to you in respect of your SARs.

Are there any other special rules that will govern this Plan and my Award?	As mentioned above, the Board has the authority to administer this Plan and make rules to further its purposes. The Board further has the authority to direct Alignment Healthcare Holdings, LLC to amend or terminate this Plan (or any portion of this Plan) at any time. This Plan will be governed by the laws of Delaware and is not subject to ERISA, the federal law regulating retirement and welfare benefits.

Appendix A

Definitions

“Cause” means, except as otherwise provided in the applicable award letter, the definition of “cause” set forth in your employment agreement or other written services agreement with the Company or any of its affiliates (if any); provided, that if no such agreement which defines Cause is in effect at the time of determination, Cause means the following:

(i)	your failure to devote substantially all your working time to the business of the Company and its affiliates;

(ii)

your willful disregard of your duties, or your intentional failure to act where the taking of such action would be in the ordinary course of the your duties hereunder, provided that you are first given 30 days prior written notice of such conduct in order for you to cure such alleged conduct during such period of time;

(iii)	your violation or breach of any restrictive covenant agreement with the Company or its affiliates to which you are subject;

(iv)	your gross negligence or willful misconduct in the performance of your duties hereunder;

(v)	your commission of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude; or

(vi)

your unlawful use (including being under the influence) of alcohol or drugs or possession of illegal drugs while on the premises of the Company or any of its affiliates or while performing duties and responsibilities to the Company and its affiliates.

“Change of Control” means the first to occur of any of the following with respect to any of the Entities:

(i)

the sale, lease, transfer conveyance or other disposition( other than by way of merger or consolidation), in one or a series of related transactions in which the consideration received by an Entity is cash and/or Marketable Securities( as defined below), of all or substantially all of the assets of that Entity to any “person” (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than the General Atlantic Limited Partners and their respective “Affiliates” and “Permitted Transferees” (as such terms are defined in the Partnership Agreement);

(ii)	the adoption of a plan relating to the liquidation or dissolution of Alignment Healthcare Partners, LP; and

(iii)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the General Atlantic Limited Partners and their respective Affiliates and Permitted Transferees or any Affiliate of an Entity, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the voting interests of an Entity, and such Entity receives consideration in such transaction in cash and/or Marketable Securities;

provided, that a Change of Control shall not be deemed to occur unless the event giving rise to the Change of Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Confidential Information” means all proprietary and other information relating to the business and operations of the Company and its affiliates, which has not been specifically designated for release to the public by an authorized representative of the Company or one of its affiliates, including, but not limited to the following: (i) information, observations, procedures and data concerning the business or affairs of the Company or any of its affiliates; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) business goals, plans, techniques and strategies; (xiii) other copyrightable works; (xiv) all production methods, processes, technology and trade secrets; and (xv) all similar and related information in whatever form. Confidential Information also includes any information that the Company or any of its affiliates have received, or may receive hereafter, belonging to customers or other third parties with any understanding, express or implied, that the information would not be disclosed. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date you propose to disclose or use such information (through no wrongful act of your own). Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Disability” means your inability, due to physical or mental illness or disability, to perform the essential functions of your employment with your employer, even with reasonable accommodation that does not impose an undue hardship on the employer, for more than 60 consecutive days, or for any 90 days within any one-year period, unless a longer period is required by federal or state law, in which case such longer period will be applicable. The Company reserves the right, in good faith, to make the determination of “Disability” under this Plan based on information supplied by your and/or your medical personnel, as well as information from medical personnel selected by the employer or its insurers.

“Employee” means an officer, director, manager, employee, consultant, advisor or independent contractor (or prospective officer, director, manager, employee, consultant, advisor or independent contractor who has accepted an offer of employment or consultancy from the Company or its affiliates) providing services to the Company or its affiliates, who is designated as a participant in the Plan by the Board.

“employment” and “termination of employment” and similar references mean, respectively, service with and termination of service from the Company and its affiliates. For this purpose, “service” shall include service as an officer, director, manager, employee, consultant, advisor or independent contractor, but, with respect to non-employee services, only for periods of a continuing significant service relationship. All determinations regarding employment and service (for purposes of administering the Plan or any award hereunder) shall be made by the Board in its sole discretion. In addition, the Board shall, in its sole discretion, determine whether or not a leave of absence is a termination of employment for purposes of administering the Plan or any award hereunder.

“Entities” means Alignment Healthcare Partners, LP, Alignment Healthcare USA, LLC and Alignment Healthcare Holdings, LLC (each, an “Entity”).

“Fair Market Value” means the fair market value as determined in good faith by the Board, with reference to the liquidation rights of the Company and Alignment Healthcare Holdings, LLC.

“General Atlantic Limited Partners” means (i) General Atlantic (ALN HLTH), LP; (ii) any “Affiliated Funds” (as defined in the Partnership Agreement) of the foregoing admitted to the Partnership as a Limited Partner; and (iii) any Permitted Transferee of the foregoing.

“IPO” means, with respect to any of the Entities, an initial underwritten public offering of equity securities pursuant to an effective Registration Statement filed under the Securities Act of 1933, as amended, other than pursuant to a Registration Statement on Form S-4, Form S-8 or any similar or successor form.

“Marketable Securities” means securities that (i) can be immediately sold to the general public without the necessity of any federal, state or local government consent, approval or filing (other than any notice filings such as those required pursuant to Rule 144(h) under the Securities Act of 1933, as amended) and without violation of federal or state securities laws and (ii) are listed on a national securities exchange or a recognized foreign securities exchange, carried on an established quotation service for over-the-counter securities or for which market quotations are readily available in either a domestic or recognized foreign over-the-counter market. A security shall not be a Marketable Security if it is subject to material restrictions on transfer as a result of contractual provisions .

“Partnership Agreement” means the Limited Partnership Agreement of Alignment Healthcare Partners, LP, dated as of April 18, 2014, as amended from time to time.